Exhibit 99.1

Contact:	Investor Relations
212-810-3333
ahr-info@blackrock.com

Anthracite Capital Reports GAAP Earnings of $0.27 Per Share

and Operating Earnings of $0.07 Per Share

New York – May 12, 2009 – Anthracite Capital, Inc. (NYSE:AHR) (the “Company” or “Anthracite”) reported net income available to common stockholders for the first quarter of 2009 of $0.27 per share, compared to $0.75 per share for the same three-month period in 2008. (All currency amounts discussed herein are in thousands, except share and per share amounts. All per share information is presented on a diluted basis.)

Operating Earnings (defined below) for the first quarters of 2009 and 2008 were $0.07 and $0.37 per share, respectively. Table 1, provided below, reconciles Operating Earnings per share to diluted net income per share available to common stockholders.

Effect of Market Conditions on the Company’s Business & Recent Developments

During the first quarter of 2009, global economic conditions deteriorated further and ongoing disruptions in the capital markets continued to affect credit performance in the commercial real estate sector. Liquidity in the high yield commercial real estate debt sector remains very low and defaults continue to rise. All these factors continue to put significant pressure on the value of the Company’s assets in both its U.S. and non-U.S. portfolios. Under normal market conditions, the Company relies on the credit and equity markets for new capital to finance its investments and grow its business. However, in the current environment, the Company is focused principally on paying down its unsecured debt and managing the credit of its existing portfolio.

The recessionary economic conditions and ongoing market disruptions have had, and the Company expects will continue to have, an adverse effect on the Company’s assets. These effects include:

•

Adverse impact on liquidity and access to capital. The Company’s unrestricted cash and cash equivalents decreased from $9,686 at December 31, 2008 to $3,872 at March 31, 2009. In order to secure the amendment and extension of its secured credit facilities (including repurchase agreements) in 2008 with Bank of America, Deutsche Bank and Morgan Stanley, the Company agreed not to request new borrowings under these facilities. Financings through collateralized debt obligations (“CDOs”), which the Company historically utilized, are no longer available, and the Company does not expect to be able to finance investments through CDOs for the foreseeable future.

•

Breach of covenants. Financial covenants in certain of the Company’s secured credit facilities include, without limitation, a covenant that the Company’s net income (as defined in the applicable credit facility) will not be less than $1.00 for any period of two consecutive quarters and a covenant that on any date the Company’s tangible net worth (as defined in the applicable credit facility) will not have decreased by twenty percent or more from the Company’s tangible net worth as of the last business day in the third month preceding such date. The Company’s significant net loss for the year ended December 31, 2008 resulted in the Company not being in compliance with these covenants. On March 17, 2009, the secured lenders waived these covenant breaches until April 1, 2009, and subsequently until May 15, 2009. In addition, the Company’s secured credit facility with BlackRock Holdco 2, Inc. (“Holdco 2”), an affiliate of the manager of the Company, requires the Company to immediately repay outstanding borrowings under the facility to the extent outstanding borrowings exceed 60% of the fair market value (as determined by the Company’s manager) of the shares of common stock of Carbon Capital II, Inc. (“Carbon II”) securing such facility. As of February 28, 2009, 60% of the fair market value of such shares declined to approximately $24,840 and outstanding borrowings under the facility were $33,450. On March 17, 2009, Holdco 2 waived this covenant breach until April 1, 2009 and subsequently waived this covenant breach until May 15, 2009.

•

Failure to meet Euro CDO tests. In the first quarter of 2009, one of the credit rating agencies downgraded several of the subordinate loan positions held by Anthracite Euro CRE CDO 2006-1 plc (“Euro CDO”). As a result, the Euro CDO failed to satisfy its overcollateralization and interest coverage tests. The failure to satisfy these tests causes the interest payments due from the Euro CDO to the Company, as the preferred shareholder of the Euro CDO, to be paid to the senior bondholders for as long as the tests are not satisfied. However, since the Euro CDO’s preferred shares were pledged to one of the Company’s secured lenders in December 2008, the cash flow was already being diverted to pay down that lender’s outstanding balance.

The Company is currently in negotiations with its secured lenders (Bank of America, Deutsche Bank and Morgan Stanley) to restructure its secured credit facilities. If the Company were unable to satisfactorily restructure these secured credit facilities or obtain extensions of the waivers from its secured lenders on or before May 15, 2009, an event of default would immediately occur under the applicable respective facility. An event of default under any of the Company’s secured facilities, absent a waiver, would trigger cross-default and cross-acceleration provisions in all of the Company’s other secured facilities and, if such debt were accelerated, would trigger a cross-acceleration provision in one of the Company’s unsecured debt indentures. In such an event, the Company would be required to repay all outstanding indebtedness under its secured credit facilities and the one indenture immediately. The Company would not have sufficient liquid assets available to repay such indebtedness and the secured lenders would be entitled to seize their collateral under their respective security agreements. In that event, unless the Company was able to obtain additional capital resources or waivers, the Company would be unable to continue its business.

At March 31, 2009, the total amount of debt owed to the Bank of America, Deutsche Bank and Morgan Stanley was $395,932, and $33,450 was owed to Holdco 2, Inc. As of May 11, 2009 the amounts owed are $375,106 and $33,450, respectively. At March 31, 2009, the total amount owed to the Company’s secured lenders was $429,382 versus $480,332 at December 31, 2008, resulting in net reduction of $50,950. These paydowns were funded by cash from operating activities of $46,637 for the three months ended March 31, 2009 and cash on hand at December 31, 2008 of $9,686.

Dividend Policy

Due to current market conditions and the Company’s current liquidity position, the Company’s Board of Directors anticipates that the Company will pay cash dividends on its common and preferred stock only to the extent necessary to maintain its REIT status until the Company’s liquidity position has improved and market values of commercial real estate debt show signs of stability. The Board of Directors has not declared a dividend on the Company’s Common Stock since the third quarter of 2008 and did not declare a dividend on the Company’s preferred stock for the first quarter of 2009. To the extent the Company is required to make distributions to maintain its qualification as a REIT in 2009, the Company may rely upon temporary guidance that was recently issued by the Internal Revenue Service, which allows certain publicly traded REITs to satisfy their net taxable income distribution requirements during 2009 by distributing up to 90% in stock, with the remainder distributed in cash. However, the terms of the Company’s preferred stock prohibit the Company from declaring or paying cash dividends on its common stock unless full cumulative dividends have been declared and paid on the preferred stock.

Short-form registration statement

The Company is currently ineligible to use a Registration Statement on Form S-3. While it is ineligible, the Company may use a Registration Statement on Form S-1, but may find raising capital to be more expensive and, if the SEC reviews any Registration Statement on Form S-1 of the Company, subject to delay.

CDO tests

In addition to the covenants under the Company’s secured credit facilities, four of the seven CDOs issued by the Company contain compliance tests which, if violated, could trigger a diversion of cash flows from the Company to bondholders of the CDOs. The Company’s three CDOs designated as its “HY” series do not have any compliance tests.

Interest Coverage and Overcollateralization Tests (“Cash Flow Triggers”)

Four of the seven CDOs issued by the Company contain tests that measure the amount of overcollateralization and excess interest in the transaction. Failure to satisfy these tests would cause the principal and/or interest cash flow that would otherwise be distributed to more junior classes of securities (including those held by the Company) to be redirected to pay down the most senior class of securities outstanding until the tests are satisfied. Therefore, failure to satisfy the coverage tests could adversely affect cash flows received by the Company from the CDOs and thereby the Company’s liquidity and operating results. The trigger percentages in the chart below represent the first threshold at which cash flows would be redirected.

Generally, the overcollateralization test measures the principal balance of the specified pool of assets in a CDO against the corresponding liabilities issued by the CDO. However, based on ratings downgrades, the principal balance of an asset or of a specified percentage of assets in a CDO may be deemed reduced below their current balance to levels set forth in the related CDO documents for purposes of calculating the overcollateralization test. As a result, ratings downgrades can reduce the principal balance of the assets used in the overcollateralization test relative to the corresponding liabilities in the test, thereby reducing the overcollateralization percentage. In addition, actual defaults of an asset would also negatively impact compliance with the overcollateralization tests. A failure to satisfy an overcollateralization test on a payment date could result in the redirection of cash flows.

Weighted Average Life, Minimum Weighted Average Recovery Rate, the Moody’s Weighted Average Rating Factor, and Fitch Vector Model Test (“Collateral Quality Tests”)

Collateral quality tests limit the ability of the Company’s CDOs to trade securities within its portfolio. These tests apply to the Euro CDO, which is actively managed. If one of these tests fails, then any subsequent trade will have to either maintain or improve the result of the test or the trade cannot be executed.

Of the above mentioned collateral quality tests, the weighted average rating test and the vector model test have several implications to the CDO. These tests are primarily impacted when credit rating agencies downgrade the underlying CDO collateral. In addition to the Company’s manager’s ability to trade securities in the portfolio, ratings downgrades by either Moody’s or Fitch of assets in the Company’s CDOs can negatively affect compliance with the overcollateralization tests when enough assets are downgraded to Caa3 or below. The Company is permitted to actively manage the Euro CDO collateral pool to facilitate compliance with this test through the end of February 2012, the reinvestment period. After the reinvestment period, trades can be executed only under limited circumstances. However, the Company’s ability to remain in compliance is limited by the type of securities it holds outside of the Euro CDO and also by the Company’s inability to purchase new assets given its liquidity position.

The chart below is a summary of the Company’s CDO compliance tests as of March 31, 2009. During the first quarter of 2009, Fitch downgraded a significant number of the assets held in the Euro CDO portfolio. As a result, there were more assets rated CCC or lower, which caused a violation of the over-collateralization tests. In addition, several assets were downgraded to CC or lower. The CDO documents require the CC rated assets to be treated as defaulted assets for purposes of the various compliance tests. The combination of these factors is causing the Euro CDO to fail the overcollateralization tests for all of its classes. Despite several assets being considered in default according to the Euro CDO’s transaction documents, all of the assets, with the exception of one, have made their April coupon payments in full.

If the Euro CDO does not resolve the failures of the overcollateralization tests by May 15, 2009, the next coupon date, then the cash flows that remain after the payment of interest to the Class A and Class B senior notes must be utilized to pay down the principal of the Class A notes. This redirection of cash flows will continue until the failures of the Class A through Class D overcollateralization tests are cured.

Additionally, Euro CDO failed its interest coverage test for its preferred shares, which are held by the Company. The Euro CDO’s interest coverage test is calculated in the same manner as the Class E overcollateralization test. However, since the Euro CDO’s preferred shares were pledged to one of the Company’s secured lenders in December 2008, the cash flow was already being diverted to pay down that lender’s outstanding balance. As of March 31, 2009, the Company’s other applicable CDOs met all coverage tests as shown below.

Cash Flow Tests	CDO I	CDO II	CDO III	Euro CDO
Overcollateralization
Current	125.9%	124.1%	116.8%	92.9%
Trigger	115.6%	113.2%	108.9%	116.4%
Pass/Fail	Pass	Pass	Pass	Fail
Interest Coverage
Current	203.0%	169.9%	243.7%	92.9%
Trigger	108.0%	117.0%	111.0%	116.4%
Pass/Fail	Pass	Pass	Pass	Fail

Collateral Quality Tests	CDO I	CDO II	CDO III	Euro CDO
Weighted Average Life Test
Current	N/A	N/A	N/A	3.76
Trigger	N/A	N/A	N/A	7.75
Pass/Fail	N/A	N/A	N/A	Pass
Minimum Weighted Average Recovery Rate Test				Moody’s
Current	N/A	N/A	N/A	22.8%
Trigger	N/A	N/A	N/A	18.0%
Pass/Fail	N/A	N/A	N/A	Pass
Vector Model Test				Fitch
Pass/Fail	N/A	N/A	N/A	Fail
Weighted Average Rating Factor Test				Moody’s
Current	N/A	N/A	N/A	2621
Trigger	N/A	N/A	N/A	2740
Pass/Fail	N/A	N/A	N/A	Pass

The chart below is a summary of the estimated fair value of the Company’s CDO assets and liabilities as of March 31, 2009.

	Estimated Fair Value
	Assets	Liabilities
CDO I	$313,675	$(172,111)
CDO II	190,974	(121,018)
CDO III	177,680	(68,458)
HY3	165,668	(9,429)
EURO	301,924	(54,100)

Total	$1,149,921	$(425,116)

Net realized and unrealized gain (loss)

Upon the adoption of SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“FAS 159”) on January 1, 2008, the Company elected to have the changes in the estimated fair value of its trading securities (formerly classified as available-for-sale) and long-term liabilities recorded in earnings. The gain of $60,419 for the three months ended March 31, 2009 was comprised of realized gains of $1,259, unrealized losses on securities held-for-trading of $(71,836) offset by unrealized gains on liabilities of $127,695 and an unrealized gain on swaps classified as held-for-trading of $5,819. During the first quarter of 2009, the value of the Company’s long-term liabilities declined by less than the offsetting decrease in the value of its CMBS securities. This was primarily a result of increasing market pressure on CMBS assets while CDO spreads have performed relatively better (although still at very high spread levels).

Commercial Real Estate Loans

The Company recorded a provision for specific loan losses of $47,683 for the three months ended March 31, 2009. This provision related to two loans with an aggregate principal balance of €54,499 and accrued interest of €501. The loans are in various stages of resolution and due to the estimated reduction in value of the underlying collateral below the principal balance of the loans, the Company does not believe the full collectability of the loans is probable. In addition to these two loans, the Company recorded a general provision of $8,221 due to the dramatic decline in the commercial real estate market during the first quarter of 2009 and the resulting negative impact on the prospects for loan performance. The general loan loss provision methodology is more fully described in the Company’s 2008 Annual Report on Form 10-K for the year ended December 31, 2008.

A summary of the changes in the Company’s reserve for loan losses is as follows:

	General	Specific		Total
Reserve for loan losses, December 31, 2008	$21,033	$144,895		$165,928
Reserve for loan losses- specific (including accrued interest of $665)		47,683		47,683
Foreign currency gain		(879)		(879)
Reserve for loan losses - general	8,221			8,221

Provision for loan loss - for the quarter ended March 31, 2009	$8,221	$46,804		$55,025

Reserve for loan losses, March 31, 2009	$29,254	$191,699	*	$220,953

*	At March 31, 2009, $2,315 of the Company’s reserve for loan losses is related to accrued interest.

The chart below summarizes the outstanding principal balance, carrying value, and loan loss reserves for the commercial real estate loans held directly by the Company at March 31, 2009.

	Outstanding Principal Balance	Carrying Value	Loan Loss Reserve	Net Carrying Value
Retail	$289,759	$281,070	$—	$281,070
Office	211,856	208,179	(35,963)	172,216
Multifamily	189,654	189,305	(98,664)	90,641
Various	116,719	113,935	(29,756)	84,178
Storage	67,964	67,858	—	67,858
Land	25,000	25,000	(25,000)	—
Hotel	14,364	13,412	—	13,412
Industrial	11,035	10,996	—	10,996
Other	4,019	3,968	—	3,968

	$930,371	$913,723	$(189,384)	$724,339

	General loan loss reserve			(29,254)

	Net Carrying Value			$695,085

Earnings from Equity Investments

Also included in commercial real estate loans are the Company’s investments in Carbon Capital, Inc. (“Carbon I”) and Carbon II (together with Carbon I, the “Carbon Funds”),

which are managed by the Company’s manager. For the quarters ended March 31, 2009 and 2008, the Company recorded a loss of $12,077 and income of $2,009 for the Carbon Funds, respectively. The investment periods for the Carbon Funds have expired and no new portfolio additions are expected.

The Company’s investments in the Carbon Funds were as follows:

	March 31, 2009	December 31, 2008
Carbon I	$1,714	$1,713
Carbon II	27,080	39,158

	$28,794	$40,871

Carbon II recorded a provision for loan losses of $49,410 for the three months ended March 31, 2009 which includes a general provision of $905 and a provision of $48,505 related to five loans with an aggregate principal balance of $150,123 and accrued interest of $1,684. The loans are in various stages of resolution and due to the estimated fair value of the underlying collateral being below the principal balance of the loans, Carbon II does not believe the full collectability of the loans is probable. The Company incurs its share of Carbon II’s operating results through its approximately 26% ownership interest in Carbon II.

Commercial Real Estate Securities

The Company considers CMBS where it maintains the right to control the foreclosure/workout process on the underlying loans as controlling class CMBS (“Controlling Class CMBS”). The Company owns Controlling Class CMBS issued in 1998, 1999 and 2001 through 2007.

The Company did not acquire any additional Controlling Class CMBS trusts during the first quarter of 2009. At March 31, 2009, the Company owned 39 Controlling Class CMBS trusts with an aggregate underlying loan principal balance of $56,609,580. Delinquencies of 30 days or more on these loans as a percent of current loan balances were 2.53% at March 31, 2009, compared with 1.6% at December 31, 2008.

The chart below summarizes the par, weighted average coupon, market value, adjusted purchase price and first quarter 2009 estimated loss assumptions for the Company’s U.S. dollar denominated Controlling Class CMBS:

Vintage	Par	Weighted Average Coupon	Market Value	Adjusted Purchase Price	Estimated Collateral Losses
1998	$261,267	6.2%	$139,990	$156,731	$55,038
1999	7,604	6.9%	1,141	7,222	2,318
2001	34,790	6.1%	13,876	28,200	13,610
2002	2,300	5.7%	1,129	2,263	9,678
2003	78,209	4.9%	19,017	49,012	36,628
2004	75,445	5.1%	10,726	3,878	142,139
2005	225,815	5.0%	13,687	91,113	244,009
2006	452,760	5.2%	24,999	74,769	267,267
2007	673,755	5.2%	39,082	91,894	401,939

Total	$1,811,945	5.3%	$263,646	$545,083	$1,172,626

During the three months ended March 31, 2009, one security in one of the Company’s Controlling Class CMBS was upgraded by at least one rating agency and 76 securities in 16 Controlling Class CMBS were downgraded. Additionally, at least one rating agency upgraded three of the Company’s non-Controlling Class commercial real estate securities and downgraded 27.

Summary of Commercial Real Estate Assets

A summary of the Company’s commercial real estate assets with estimated fair values in local currencies and U.S. dollars at March 31, 2009 is as follows:

	Commercial Real Estate Securities(2)		Commercial Real Estate Loans (1)		Commercial Real Estate Equity		Commercial Mortgage Loan Pools	Total Commercial Real Estate Assets		Total Commercial Real Estate Assets (USD)	% of Total
USD		$750,716		$251,912		—	$953,102		$1,955,730	$1,955,730	77.3%
GBP		£4,850		£43,640		—	—		£48,490	69,502	2.7%
EURO		€22,767		€310,859		—	—		€333,626	442,955	17.5%
Canadian Dollars	C$	60,550	C$	6,266		—	—	C$	66,816	53,107	2.1%
Japanese Yen		¥791,124		—		—	—		¥791,124	8,009	0.3%
Swiss Francs		—	CHF	23,839		—	—	CHF	23,839	20,964	0.8%
Indian Rupees		—		—	Rs	475,730	—	Rs	475,730	9,350	0.4%

General loan loss reserve		—		(29,254)		—	—		(29,254)	(29,254)	(1.1)

Total USD Equivalent		$844,032		$723,879		$9,350	$953,102		$2,530,363	$2,530,363	100.0%

(1)	Includes the Company’s investments in the Carbon Funds of $28,794 at March 31, 2009.
(2)	Includes the Company’s investment in Anthracite JV LLC, a joint venture with an affiliate of Credit Suisse, of $415 at March 31, 2009.

As of January 2009, the Company no longer uses various currency instruments to hedge the capital portion of its foreign currency risk. The Company discontinued the use of such instruments in an effort to avoid cash outlays caused by the requirement to mark these instruments to market. The Company has been primarily focused on preserving cash to pay down secured lenders and maintaining these hedges creates unpredictable cash flows as currency values move in relation to each other.

Book Value and Net Asset Value

The chart below is a comparison of book value per share at March 31, 2009 and December 31, 2008.

	3/31/2009	12/31/2008
Total Stockholders’ Equity	$584,060	$617,492 *
Less:
Series C Preferred Stock Liquidation Value	(57,500)	(57,500)
Series D Preferred Stock Liquidation Value	(86,250)	(86,250)

Common Equity	$440,310	$473,742
Common Shares Outstanding	78,371,715	78,371,715
Book Value per Share	$5.61	$6.04

*	On January 1, 2009, the Company adopted FASB Staff Position APB 14-1,, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”), which superseded FAS 159 with respect to the Company’s fair valuing its convertible debt and decreased the Company’s GAAP book value by $45,063, or $0.58 per share. The impact of adopting FSP APB 14-1 is outlined in the Company’s Quarterly Report on Form 10-Q filing for the quarter ended March 31, 2009.

Reconciliation of Operating Earnings (Deficit) to Net Income (Loss) Available to Common Stockholders (Table 1)

The table below reconciles Operating Earnings with diluted net income available to common stockholders:

	Three Months Ended March 31,
	2009	2008
Operating earnings (deficit) available to common stockholders	$0.07	$0.37
Net realized and change in unrealized gain	0.72	0.99
Incentive fees attributable to other gains	—	(0.14)
Net foreign currency gain (loss) and hedge ineffectiveness	0.13	(0.12)
Provision for loan loss and loss on impairment of assets	(0.65)	(0.35)

Diluted net income available to common stockholders	$0.27	$0.75

The Company considers its Operating Earnings to be net income after operating expenses, income taxes and preferred dividends but before net realized and change in unrealized gain (loss), incentive fees attributable to other income (loss), net foreign currency gain (loss), hedge ineffectiveness, provision for loan losses and loss on impairment of assets. The Company believes Operating Earnings to be an effective indicator of the Company’s profitability and financial performance over time. Operating Earnings can and will fluctuate based on changes in asset levels, funding rates, available reinvestment rates and expected losses on credit sensitive positions.

This release, including the reconciliation of Operating Earnings with net income available to common stockholders, is also available on the News section of the Company’s website at www.anthracitecapital.com.

Earnings Conference Call

The Company will host a conference call on May 12, 2009 at 9:00 a.m. (Eastern Time). The conference call will be available live via telephone. Members of the public who are interested in participating in Anthracite’s first quarter earnings teleconference should dial, from the U.S., (800) 374-0176, or from outside the U.S., (706) 679-4634, shortly before 9:00 a.m. ET and reference the Anthracite Teleconference Call (number 99493764). Please note that the teleconference call will be available for replay beginning at 1:00 p.m. ET on Tuesday, May 12, 2009, and ending at midnight on Tuesday, May 19, 2009. To access the replay, callers from the U.S. should dial (800) 642-1687 and callers from outside the U.S. should dial (706) 645-9291 and enter conference identification number 99493764.

About Anthracite

Anthracite Capital, Inc. is a specialty finance company focused on investments in high yield commercial real estate loans and related securities. Anthracite is externally managed by BlackRock Financial Management, Inc., which is a subsidiary of BlackRock, Inc. (“BlackRock”) (NYSE:BLK), one of the largest publicly traded investment management firms in the United States with approximately $1.283 trillion in global assets under management at March 31, 2009. BlackRock Realty Advisors, Inc., another subsidiary of BlackRock, provides real estate equity and other real estate-related products and services in a variety of strategies to meet the needs of institutional investors.

Forward-Looking Statements

This release, and other statements that Anthracite may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to Anthracite’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Anthracite cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and Anthracite assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in Anthracite’s SEC reports and those identified elsewhere in this release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment financial and capital markets or otherwise, which could result in changes in the value of the Company’s assets and liabilities, including net realized and unrealized gains or losses, and could adversely affect the Company’s operating results; (3) the amount and timing of any future margin calls and their impact on the Company’s financial condition and liquidity; (4) the Company’s ability to meet its liquidity requirements to continue to fund its business operations, including its ability to renew its existing facilities or obtain replacement financing, to meet margin calls and amortization payments under the facilities, to service debt and to pay dividends on its capital stock; (5) the Company’s ability to obtain amendments and waivers in the event that a lender terminates a facility before the maturity date or debt obligations are accelerated due to a covenant breach or otherwise; (6) the relative and absolute investment performance and operations of BlackRock Financial Management, Inc. (the “Manager”), the Company’s manager; (7) the impact of increased competition; (8) the impact of future acquisitions or divestitures; (9) the unfavorable resolution of legal proceedings; (10) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to the Company or the Manager; (11) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and global financial and capital markets, specific industries, and the Company; (12) the ability of the Manager to attract and retain highly talented professionals; (13) fluctuations in foreign currency exchange rates; (14) the impact of changes to tax legislation and, generally, the tax position of the Company; and (15) as a result of its liquidity position, current market conditions and the uncertainty relating to the outcome of its ongoing negotiations with its lenders, there is substantial doubt about the Company’s ability to continue as a going concern.

Anthracite’s Annual Report on Form 10-K for the year ended December 31, 2008 and Anthracite’s subsequent filings with the SEC, accessible on the SEC’s website at www.sec.gov, identify additional factors that can affect forward-looking statements.

To learn more about Anthracite, visit our website at www.anthracitecapital.com. The information contained on the Company’s website is not a part of this release.

Anthracite Capital, Inc. and Subsidiaries

Consolidated Statements of Financial Condition (Unaudited)

(dollar amounts in thousands)

	March 31, 2009		December 31, 2008
ASSETS
Cash and cash equivalents		$3,872		$9,686
Restricted cash equivalents		60,126		23,982
RMBS		23		787
Commercial mortgage loan pools	$953,102		$1,022,105
Commercial real estate securities	844,032		935,963
Commercial real estate loans, (net of loan loss reserve of $220,953 and $165,928 in 2008)	723,879		823,777
Commercial real estate	9,350		9,350

Total commercial real estate		2,530,363		2,791,195
Derivative instruments, at estimated fair value		2,198,236		929,632
Other assets (includes $255 and $384 at estimated fair value in 2009 and 2008)		58,901		73,765

Total Assets		$4,851,521		$3,829,047

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Short-term borrowings:
Secured by pledge of RMBS	$—		$—
Secured by pledge of commercial real estate securities	278,437		308,123
Secured by pledge of commercial mortgage loan pools	4,584		4,584
Secured by pledge of commercial real estate loans	146,361		167,625

Total short-term borrowings		429,382		$480,332
Long-term borrowings:
Collateralized debt obligations (at estimated fair value in 2008)	425,116		564,661
Secured by pledge of commercial mortgage loan pools	931,095		999,804
Senior unsecured notes (at estimated fair value in 2008)	7,881		18,411
Junior unsecured notes (at estimated fair value in 2008)	3,153		5,726
Junior subordinated notes to subsidiary trust issuing preferred securities (at estimated fair value in 2008)	8,392		12,643
Convertible senior unsecured notes	72,117		71,701

Total long-term borrowings		1,447,754		1,672,946

Total borrowings		1,877,136		2,153,278
Distributions payable		—		3,019
Derivative instruments, at estimated fair value		2,278,129		1,018,927
Other liabilities		65,722		34,920

Total Liabilities		4,220,987		3,210,144

12% Series E-1 Cumulative Convertible Redeemable Preferred Stock, liquidation preference $23,375		23,237		23,237
12% Series E-2 Cumulative Convertible Redeemable Preferred Stock, liquidation preference $23,375		23,237		23,237

Stockholders’ Equity:
Preferred Stock, 100,000,000 shares authorized;
9.375% Series C Preferred Stock, liquidation preference $57,500		55,435		55,435
8.25% Series D Preferred Stock, liquidation preference $86,250		83,259		83,259
Common Stock, par value $0.001 per share; 400,000,000 shares authorized;
78,371,715 shares issued and outstanding in 2008		78		78
Additional paid-in capital		787,970		787,970
Distributions in excess of earnings		(307,839)		(331,913)
Accumulated other comprehensive loss		(44,843)		(32,400)

Total Stockholders’ Equity		584,060		572,429

Total Liabilities and Stockholders’ Equity		$4,851,521		$3,829,047

Anthracite Capital, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	For the Three Months Ended March 31,
	2009	2008
Operating Portfolio
Income:
Commercial real estate securities	$49,751	$52,209
Commercial mortgage loan pools	10,373	12,865
Commercial real estate loans	15,810	23,732
Earnings (loss) from equity investments	(12,125)	2,009
RMBS	61	60
Cash and cash equivalents	272	1,064

Total Income	64,142	91,939

Expenses:
Interest expense:
Short-term borrowings	7,208	10,617
Collateralized debt obligations	21,567	25,921
Commercial mortgage loan pools	10,307	12,207
Senior unsecured notes	3,086	3,058
Convertible senior notes	2,870	2,776
Junior unsecured notes	845	1,328
Junior subordinated notes	3,343	3,267
General and administrative expense	2,326	1,815
Management fee	2,131	3,275
Incentive fee	—	629
Incentive fee – stock based	243	399

Total Expenses	53,926	65,292

Income from the Operating Portfolio	10,216	26,647

Other income (loss):
Net realized and change in unrealized gain	60,419	70,484
Incentive fee attributable to other gains	—	(9,916)
Provision for loan loss	(55,904)	(25,190)
Foreign currency gain (loss)	10,787	(8,041)
Hedge ineffectiveness	64	(79)

Total other income (loss)	15,366	27,258

Net Income	25,582	53,905

Dividends on preferred stock	(4,529)	(3,127)

Net Income available to Common Stockholders	$21,053	$50,778

Operating Earnings:
Income from the Operating Portfolio	$10,216	$26,647
Dividends on preferred stock	(4,529)	(3,127)

Net Operating Earnings	$5,687	$23,520

Operating Earnings available to Common Stockholders per share:
Basic	$0.07	$0.37
Diluted	$0.07	$0.37

Net Income available to Common Stockholders per share:
Basic	$0.27	$0.80
Diluted	$0.27	$0.75

Weighted average number of shares outstanding:
Basic	78,371,715	63,417,576
Diluted	84,611,038	71,136,517
Dividend declared per share of Common Stock	$—	$0.30

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS PER SHARE

(in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2009 *	2008
Numerator:

Numerator for basic earnings per share	$21,053	$50,778

Interest expense on convertible senior notes	—	2,776
Dividends on Series E convertible preferred stock	1,383	—

Numerator for diluted earnings per share	$22,436	$53,554

Denominator:
Denominator for basic earnings per share—weighted average common shares outstanding	78,371,715	63,417,576

Assumed conversion of convertible senior notes	—	7,416,680
Assumed conversion of Series E convertible preferred stock	6,239,323	—
Dilutive effect of stock based incentive fee	—	302,261

Denominator for diluted earnings per share—weighted average common shares outstanding and common stock equivalents outstanding	84,611,038	71,136,517

Basic net income per weighted average common share:	$0.27	$0.80

Diluted net income per weighted average common share and common share equivalents:	$0.27	$0.75

*	Convertible senior notes were anti-dilutive for the three months ended March 31, 2009.